Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2011 (the “Effective Date”) by and between PROS Revenue Management, L.P., a Delaware limited partnership (the “Company”), and Andres Reiner (the “Employee”). The Company and the Employee are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
RECITALS
     WHEREAS, the Employee and the Company desire to enter into an employment agreement containing the material terms and conditions set forth herein.
     WHEREAS, the Parties intend that this Agreement memorialize all of the rights, duties and obligations of the Parties with respect to the employment of Employee with the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:
1. Position and Duties. Employee shall be employed by the Company as Chief Executive Officer and President and will have such corresponding duties and responsibilities as determined by the Board of Directors (the “Board”) of PROS Holding, Inc. (the “Parent”). Employee agrees to devote his full time, energy and skill to his responsibilities and duties to the Company.
2. At-Will Employment. Employee’s employment with Company is at-will and not for any specified period and may be terminated at any time with or without cause or advance notice by either Employee or Company, subject to the conditions set forth in Section 4 below. No representative of Company, other than the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Chairman of the Compensation Committee of the Board. Nothing in this Agreement is intended to or shall be construed to contradict, modify or alter this at-will relationship. Employee agrees to resign from the Board of Directors of the Company immediately upon the termination of his employment for any reason.
3. Compensation. Employee shall be compensated by the Company for the performance of his duties and obligations hereunder as follows:
     (a) Salary. Employee shall be paid a salary of $27,083.33 per month, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures (the “Salary”). Employee shall receive a one-time payment of $22,159.09 related to the difference in compensation from November 15, 2010 to the Effective Date.
     (b) Benefits. Employee shall be eligible, on the same basis as other employees of the Company, to participate in and to receive the benefits of the Company’s employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time.
     (c) Review. The Compensation Committee will review the Salary of Employee provided hereunder on a periodic basis consistent with its review of other management generally and may adjust upward in its discretion such Salary.
     (d) Bonus. Employee shall be entitled to participate in the Company’s employee bonus plans as authorized by the Board, or the Compensation Committee thereof, from time to time (any bonus amounts payable pursuant to such plans being a “Bonus”). Any Bonus shall be less statutory and other authorized deductions and withholdings and payable in accordance with the terms of the bonus plan. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s Board of Directors will consider and make a decision in its sole discretion to recoup, under applicable law, any Bonus awarded to Employee, if Employee’s fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of Employee’s Bonus(es).
4. Termination. Employee agrees that his employment is on an at-will basis and may be terminated at any time by the Company or the Employee, with or without cause. Upon the termination (voluntarily or otherwise) of Employee’s employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 4.
     (a) Voluntary Termination; Termination for Cause. If Employee’s employment is voluntarily terminated by Employee other than for Good Reason (a “Voluntary Termination”) or is terminated by the Company for Cause (as defined below), Employee shall be entitled to no compensation or benefits from the Company other than accrued and unpaid compensation and benefits through the date of termination (“Termination Date”). For purposes of this Section 4, a termination of Employee’s employment as a result of his death or Disability (as defined below) shall constitute a Voluntary Termination.
     (i) “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company; (b) conviction of or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any thereof; (c) any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary); or (d) continued failure to perform assigned duties after receiving written notification from the Board and following a reasonable cure period.
     (ii) “Disability” shall mean the good-faith determination by the Board after consultation with medical personnel that the Employee has ceased to be able to materially perform his duties and obligations, with or without reasonable accommodation, due to a mental or physical illness or incapacity that is reasonably expected to materially prevent Employee from performing his duties and obligations for a period of not less than ninety (90) days.

     (iii) “Good Reason” shall mean, without the express written consent of Employee, the occurrence of any one or more of the following:
          (A) a material diminution in Employee’s authority, duties or responsibilities or the assignment of duties to Employee that are not materially commensurate with Employee’s position with Company;
          (B) any material reduction by the Company of the Employee’s Salary;
          (C) the relocation of the principal place of the Employee’s service to a location that is more than fifty (50) miles from the Employee’s principal place of service as of the date of this Agreement; or
          (D) any failure by the Company to continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the company, in any material benefit or compensation plans and programs, which results in a material detriment to Employee.
In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.
     (b) Termination Without Cause or for Good Reason. In the event Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided Employee signs, does not revoke, and delivers to Company, within seven (7) days following the Termination Date, a general release and waiver in a form acceptable to the Company, attached hereto as Exhibit A (the “Severance Conditions”), Employee shall receive the following severance package:
     (i) a severance payment equivalent to Employee’s then current base annual salary, less applicable withholding and deductions, paid in equal installments over a one-year period on Company’s regular paydays, with the first such installment payment made on the first payday following the Termination Date, provided, however, that Employee agrees to refund to the Company any and all severance payments if the Severance Conditions are not met; and
     (ii) the premiums required to continue Employee’s group health care coverage for a period of twelve (12) months following the Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) provided that Employee elects to continue and remains eligible for these benefits under COBRA; and
     (iii) the acceleration of vesting of stock options and other equity awards with respect to such shares that would have vested following the Termination Date; and

     (iv) the Bonus, determined as follows:
          (A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any; plus
          (B) the Bonus within the Applicable Bonus Plan (as defined below) that the Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the twelve (12) month period following the Termination Date (the “Forward Bonus”). The “Applicable Bonus Plan” shall be the Company’s bonus plan then in effect if such plan contemplates the Employee or, if no bonus plan is then in effect that contemplates the Employee, the bonus plan for the immediately preceding bonus period.
          The unpaid Bonus described in subsection (A) above shall be payable on the first payday following the Termination Date, provided, however, that Employee agrees to refund to the Company any and all unpaid Bonus payments described in subsection (A) above if the Severance Conditions are not met, and the Forward Bonus shall be payable in 12 equal monthly installments.
     (c) Termination in Connection with Change in Control. For the purpose of this Agreement, “Change in Control” shall mean: (1) a merger or consolidation of the Company with or into another corporation or other entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by persons who are stockholders of the Company immediately prior to such event); (2) the sale or transfer of all or substantially all of the properties and assets of the Company; (3) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or (4) any other change of control of fifty percent (50%) or more of the outstanding voting power of the Company in a single transaction or series of related transactions, but for purposes of this subsection (4) excluding an underwritten public offering by the Company of shares of Common Stock or other securities.
     In the event the Employee’s employment is terminated without Cause or voluntarily by the Employee for Good Reason within six (6) months before a Change in Control or anytime after a Change in Control, the Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided Employee complies with the Severance

Conditions described in Section 4(b) above, Employee shall receive the following severance package:
     (i) a severance payment equivalent to Employee’s then current base annual salary, less applicable withholding and deductions, paid in equal installments over an 18-month period on Company’s regular paydays, with the first such installment payment made on the first payday following the Termination Date, provided, however, that Employee agrees to refund to the Company any and all severance payments if the Severance Conditions are not met; and
     (ii) the premiums required to continue Employee’s group health care coverage for a period of eighteen (18) months following the Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) provided that Employee elects to continue and remains eligible for these benefits under COBRA; and
     (iii) the acceleration of vesting of stock options and other equity awards with respect to such shares that would have vested following the Termination Date; and
     (iv) the Bonus, determined as follows:
          (A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any; plus
          (B) the Bonus within the Applicable Bonus Plan (as defined above) that the Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the eighteen (18) month period following the Termination Date (the “CIC Forward Bonus”).
The unpaid Bonus described in subsection (A) above shall be payable on the first payday following the Termination Date, provided, however, that Employee agrees to refund to the Company any and all unpaid Bonus payments described in subsection (A) above if the Severance Conditions are not met, and the CIC Forward Bonus shall be payable in 18 equal monthly installments, with the first such installment payment being made on the first payday following the Termination Date.
5. Confidential Information. Employee acknowledges and agrees that the Company considers to be confidential the information and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or affiliates (collectively, “Confidential Information”) and that such Confidential

Information is the property of the Company and/or the respective subsidiary or affiliate. Therefore, Employee agrees that he shall not disclose to any unauthorized person (other than his attorney under an obligation of confidentiality and to the extent necessary to provide legal advice to Employee regarding any termination his employment for Good Reason) or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach hereof. Employee shall deliver to the Company at the termination (whether voluntary or otherwise) of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or business anticipated to be conducted by the Company within one year of termination, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company’s or its subsidiaries’ or affiliates’ customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which he may then possess or have under his control. Employee further agrees that in the event he discovers any other materials of the Company, its subsidiaries or affiliates in his possession or control after the Termination Date, he will immediately return such property to the Company.
6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which (i) relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company or its subsidiaries, and which are conceived, developed or made by the Employee during the Noncompete Period (“Work Product”) belong to the Company or such subsidiary; provided, however, that this Section 6 does not apply to any invention for which no equipment, supplies, materials, facilities, trade secrets, or other proprietary information of the Company or its subsidiaries was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the actual or anticipated business of the Company or its subsidiaries or to the Company’s or any of its subsidiaries’ actual or anticipated research or development, or existing or future products or services or (ii) the invention results from any work performed by Employee for the Company or its subsidiaries. Employee shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Parties acknowledge and agree that Work Product is subject to this Section 6 and is Confidential Information unless and to the extent that such Work Product (i) becomes generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach of this Agreement or (ii) the Employee discloses such Work Product to the Board and the Board by vote or written consent waives its rights under this Agreement with respect thereto.

7. Non-Compete, Non-Solicitation.
     (a) In further consideration of the confidential, proprietary information Company shall provide to Employee during his employment, which Employee promises not to disclose, as well as the compensation to be paid to Employee hereunder, including the severance payments, if any, Employee agrees to the restrictions set forth in this paragraph. Employee acknowledges that his services shall be of special, unique, and extraordinary value to the Company. Therefore, Employee agrees that, during his employment and for one (1) year following the termination of his employment with the Company for any reason (collectively, the “Noncompete Period”), he shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the actual or anticipated businesses of the Company, its subsidiaries or affiliates, on the Termination Date, within any geographical area in which the Company, its subsidiaries or affiliates engage or plan to engage in such businesses. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
     (b) During the Noncompete Period, Employee shall not directly himself or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ thereof, or in any way interfere with the relationship between the Company, its subsidiaries and affiliates and any employee thereof, (ii) hire any person who was an employee or contractor of the Company, its subsidiaries or affiliates or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company, its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisee, contractor or other business relation and the Company, its subsidiaries or affiliates (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates).
     (c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.
     (d) Employee acknowledges and agrees that the restrictions contained in this Section 7 are enforceable and reasonable. Accordingly, should Employee assert in any context that the restrictions contained in this Section 7 are unenforceable or unreasonable, Employee agrees that as of the date of such assertion the Company shall have no further obligation to provide him with the severance packages described in Section 4 above.
8. Non-Disparagement. Each of the Parties represents and agrees that such Party will not, directly or indirectly, engage during the Noncompete Period in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other Party, its subsidiaries or affiliates.
9. Injunctive Relief and Additional Remedy. Employee acknowledges and agrees that any breach or threatened breach by Employee of any of the provisions of Sections 5, 6, 7, or 8 would result in irreparable injury and damage to the Company and/or its subsidiaries and affiliates for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. The Employee therefore also acknowledges and agrees that in the event of such breach or threatened breach the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from Employee. In addition, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 5, 6, 7, or 8, the Noncompete Period shall be tolled with respect to such provision until such breach or violation has been duly cured.
10. Dispute Resolution. Employee and the Company knowingly and conclusively waive all rights to trial by jury, in any action or proceeding relating any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the obligations of the parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, or Employee’s employment relationship with the Company or the termination thereof (in each case, a “Dispute”). The parties shall attempt in good faith to settle any Dispute by mutual discussions within fifteen (15) days after the date that one party gives notice to the other parties of such a Dispute. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS.
11. Section 409A Compliance.
     (a) The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. Any amount payable pursuant to this Agreement due to a termination of employment which constitutes a “deferral of compensation” within the meaning of Section 409A shall not be paid unless and until such termination constitutes a “separation from service” within the meaning of Section 409A. Further, to the extent an amount payable under this Agreement is intended to be exempt from Section 409A, and such exemption is conditioned upon the payment being made upon a “separation from service,” then such payment shall not be paid unless and until Employee has incurred a “separation from service.” If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

     (b) Notwithstanding any provision in this Agreement to the contrary, in the event Employee is a “specified employee” as defined in Section 409A, any severance payments or packages, severance benefits, or other amounts payable under this Agreement, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the Termination Date (or the date of Employee’s death, if earlier).
     (c) To ensure satisfaction of the requirements of Section 409A(b)(3), assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.
     (d) Company hereby informs Employee that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Employee hereby acknowledges that Company has advised him that he should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement. Employee agrees that he shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefore.
     (e) For purposes of Section 409A, the right to receive a series of installments under this Agreement shall be treated as a right to a series of separate payments.
     (f) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
12. Attorneys’ Fees. The prevailing Party in any dispute or claim relating to or arising out of this Agreement shall be entitled to recover from the losing Party all fees and expenses of any nature or kind (including, without limitation, attorney’s fees and expenses) incurred in any such dispute or claim.
13. Interpretation. The Company and Employee agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without giving effect to conflicts of law principles.
14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Employee and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of his rights, obligations or benefits hereunder.
15. Third-Party Beneficiary. The Parties expressly acknowledge and agree that the Parent shall be deemed to be a third-party beneficiary with respect to the terms and provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof.
16. Entire Agreement. This Agreement constitutes the entire employment agreement between the Company and Employee regarding the terms and conditions of his employment, This Agreement supersede all prior negotiations, representations or agreements between the Company and Employee, whether written or oral, regarding Employee’s employment by the Company.
17. Severability. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.
18. No Representations. Employee acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.
19. Notices. All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, addressed as follows:
          If to the Company:
PROS Holdings, Inc.
3100 Main Street, Suite 900
Houston, Texas 77002
Attention: Chairman of the
Compensation Committee
Facsimile: ________________
          with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
401 Congress Ave., Suite 2500
Austin, Texas 78701
Attention: John J. Gilluly
Facsimile: (512) 457-7001
          If to the Employee:
Andres Reiner
________________________________
________________________________
Facsimile:

Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.
20. Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.
21. Amendments. This Agreement may be modified or amended only by a supplemental written agreement signed by both the Employee and the Company and approved by unanimous vote or written consent of the Compensation Committee of the Board.
Signature Page Follows.

     IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the Effective Date.

COMPANY: PROS REVENUE MANAGEMENT, L.P.
By:	/s/ Charles H. Murphy
	Name:	Charles H. Murphy
	Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE:
/s/ Andres Reiner
Andres D. Reiner